EX. 5


THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO GRUBB & ELLIS COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.





                           CONVERTIBLE PROMISSORY NOTE



                                                                   March 7, 2002



$5,000,000



                  FOR VALUE RECEIVED, Grubb & Ellis Company (the "Borrower"), hereby unconditionally promises to pay to the order of Warburg, Pincus Investors, L.P. (the "Lender"), having an address at 466 Lexington Avenue, New York, New York 10017, at the office of the Administrative Agent located at 100 North Tryon Street, 7th Floor, Charlotte, North Carolina 28255-00001, the original aggregate principal sum of Five Million Dollars ($5,000,000), together with interest on the unpaid principal balance of this Note outstanding at a rate per annum equal to fifteen percent (15%) (computed on the basis of the actual number of days elapsed in a 360-day year) compounded quarterly. All principal and accrued interest, plus reasonable, documented out-of-pocket expenses of the Lender incurred in connection with the issuance of this Note ("reasonable expenses"), shall be paid at the earlier of (a) subject to Section 12.2 of the Credit Agreement (as defined below) at the option of the Lender, in cash to the Lender, or (b) at the Option of the Lender, by conversion of some or all of the principal amount then outstanding and accrued interest thereon plus reasonable expenses into shares of the Borrower's Series A Preferred Stock (as such term is defined in the Borrower's Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation"), or (c) January 1, 2006 (the "Maturity Date"). All cash payments by the Borrower under this Note shall be in immediately available funds. The number of shares of Series A Preferred Stock to be issued to the Lender upon any conversion of principal and interest plus reasonable expenses hereunder shall be equal to the quotient obtained by dividing (i) the aggregate principal amount outstanding of this Note plus accrued and unpaid interest plus reasonable expenses to the date of conversion by (ii) the "Stated Value" (as defined in the Certificate of Designation) rounded up to the nearest whole share.

                  In addition, notwithstanding anything set forth herein to the contrary, Lender expressly agrees to convert the entire principal amount of this Note, plus all accrued interest thereon plus all reasonable expenses with respect thereto, into Series A Preferred Stock upon receipt of written notice from Borrower (the "Conversion Notice") that, in the absence of Lender effecting such conversion, the Borrower will not be able to maintain the listing of its securities on the New York Stock Exchange. Any such conversion of the Series A Preferred Stock in accordance with the provisions of the immediately preceding sentence shall be deemed to be effected upon the giving of the Conversion Notice.

                  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                  In lieu of cash payment of interest hereon, on each date on which interest shall be payable, except in the case of interest due on the Maturity Date and upon an Event of Default of this Note, the principal amount of this Note shall be increased by an amount equal to the amount of interest payable on such interest payment date plus reasonable expenses.

                  Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the rate per year specified in the first paragraph of this Note (the "Default Interest Rate"). The Default Interest Rate shall be increased at an annual rate which is two (2) percentage points above the then current Default Interest Rate on the thirtieth day after the date on which the Note first became overdue and for each month thereafter that the Note remains overdue; PROVIDED, HOWEVER that the Default Interest Rate shall not exceed a maximum annual rate of 18%. Subject to Section 12.2 of the Credit Agreement, such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Borrower with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Borrower, then such excess sum shall be credited by the Lender as a payment of principal.

                  The Lender of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of the Additional Term Loan of the Lender and the date and amount of each payment or prepayment of principal thereof, each continuation thereof as the same Type in accordance with the Credit Agreement, each conversion of all or a portion thereof to another Type in accordance with the Credit Agreement and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make an such endorsement (or any error therein) shall not affect the obligations of the Borrower in respect of any Loan.

                  This Note (a) is one of the notes referred to in the Amended and Restated Credit Agreement, dated as of December 31, 2000 (as amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrower, the Lender, the other financial institutions from time to time parties thereto and Bank of America, N.A., as Administrative Agent, evidencing a Loan, (b) is subject to, the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the Lender of this Note in respect thereof.

                  Upon the occurrence and during the continuance of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

                  All parties now and hereafter liable with respect to this Note, whether Borrower, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

                THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND
        INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS

                  If at the time of conversion of this Note into shares of the Borrower's capital stock, there are insufficient authorized shares of equity securities to permit conversion of this Note in full, then the Borrower shall take all corporate action necessary to authorize a sufficient number of shares of equity securities to permit such conversion in full. No fractional shares of the Borrower's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Lender would otherwise be entitled, the Borrower will pay to the Lender in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Lender shall surrender this Note, duly endorsed, at the principal offices of the Borrower or any transfer agent of the Borrower. At its expense, the Borrower will, as soon as practicable thereafter, issue and deliver to such Lender, at such principal office, a certificate or certificates for the number of shares to which such Lender is entitled upon such conversion, together with other securities and property to which the Lender is entitled upon such conversion under the terms of this Note, including a check payable to the Lender for any cash amounts payable as described herein. Upon conversion of this Note and payment for fractional shares as provided above, the Borrower will be forever released from all of its payment obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the date first written above.



                                         GRUBB & ELLIS COMPANY





                                         By:   /s/ Ian Y. Bress
                                            --------------------------------
                                            Name:  Ian Y. Bress
                                            Title: Chief Financial Officer